Exhibit 99.1

Reckson Associates Realty Corp.	Sard Verbinnen & Co.
625 Reckson Plaza	(212) 687-8080 (Phone)
Uniondale, NY 11556	Contact: Paul Caminiti
(516) 506-6000 (Phone)	Denise DesChenes
(516) 506-6800 (Facsimile)	Jeffrey Mathews
Contact: Susan McGuire
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Reckson To Proceed With Special Shareholder Meeting on December 6

     (UNIONDALE, NEW YORK, December 5, 2006) – Reckson Associates Realty Corp. (NYSE: RA) today announced that it is proceeding with its shareholder meeting on December 6 to consider Reckson's pending transaction with SL Green Realty Corp.

     Reckson's Board, by a vote of its independent directors, determined that the proposal from American Real Estate Partners, L.P. (AREP) raised significant financial and legal issues and in the Board's good faith judgment the proposal does not meet the standard set forth in the SL Green merger agreement to permit discussions or negotiations with AREP with respect thereto. In making this determination, the Reckson Board considered that there are substantial valuation issues associated with the securities being offered as part of the AREP proposal and that these securities could be valued at a substantial discount to par which would reduce the proposal's economic value. The Reckson Board also considered various legal, structural and timing issues that are potentially presented by the proposal.

     The Reckson Board, by a vote of its independent directors, has reaffirmed its recommendation of Reckson's pending merger with SL Green.

     Reckson's special meeting of shareholders will take place at 11:30 a.m. on December 6, 2006 at 1350 Avenue of the Americas, New York, New York.

Important Information and Where to Find It

Reckson and SL Green have filed a definitive proxy statement/prospectus as part of a registration statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) on October 19, 2006. Investors and security holders are urged to read the proxy statement/prospectus because it contains important information about SL Green and Reckson and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by SL Green and Reckson with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from SL Green or Reckson by directing such request to: SL Green, 420 Lexington Avenue, New York, NY 10170, Attention: Investor Relations, or Reckson, 625 Reckson Plaza, Uniondale, NY 11556, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material before making any voting or investment decisions with respect to the merger.

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